UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2005

IRON MOUNTAIN INCORPORATED

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

1-13045 (Commission File Number)	23-2588479 (IRS Employer Identification No.)

745 Atlantic Avenue

Boston, Massachusetts 02111

(Address of principal executive offices, including zip code)

(617) 535-4766

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Iron Mountain Incorporated today announced that its Chairman and CEO, Richard Reese, has initiated certain equity transactions in connection with an estate plan. All transactions will be reported timely on a Form 4 to be filed with the Securities and Exchange Commission.

Mr. Reese has informed the Company that he intends to enter into a zero-cost collar arrangement (the “Collar”) for up to 650,000 shares of Iron Mountain common stock he currently owns. The Collar is the pairing of protective put options with the simultaneous sale of call options. Mr. Reese chose the Collar to mitigate a portion of the risk on the 650,000 shares, which represent less than 19% of the total number of shares beneficially owned by Mr. Reese. The Iron Mountain Board of Directors approved the use of these derivatives by Mr. Reese for this specific transaction. Mr. Reese recused himself from the Board’s consideration of this matter.

Under the terms of the Collar, Mr. Reese is expected to sell call options on up to 650,000 shares of his Iron Mountain common stock at a price equal to 135% of a to-be-determined market price (the “Market Price”) while simultaneously buying put options on the same number of shares at a price equal to 90% of the Market Price. The value of the call options is equal to that of the put options so no cash will be exchanged. The options come due in approximately three years. During the term of the options, Mr. Reese will pledge the shares subject to those options to secure his delivery obligations. As a result, all voting rights and all dividends paid, if any, will go to the buyer of the call option. If the options expire unexercised, the pledged shares will be released to Mr. Reese with all of their associated rights.

Additionally, Mr. Reese transferred ownership of 750,000 shares of Iron Mountain common stock to his wife who in turn transferred those shares to the Reese Family 2005 LLC, a family owned limited liability company (“Reese LLC”). Mr. Reese is the investment manager of the Reese LLC and therefore has control over the sale or distribution of any shares by the LLC, the timing of such sales or distributions, and the use of the proceeds of any such sale or distributions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IRON MOUNTAIN INCORPORATED
(Registrant)

By: /s/ John F. Kenny, Jr.

Name:	John F. Kenny, Jr.
Title:	Executive Vice President and Chief Financial Officer

Date: August 24, 2005